UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Bank of Hawaii Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO

2024 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

For the Annual Meeting of Shareholders to Be Held on Friday, April 26, 2024

The following information supplements the Bank of Hawaii Corporation (the “Company”) Notice of 2024 Annual Meeting of Shareholders and Proxy Statement (“Proxy Statement”), filed with the Securities and Exchange Commission (“SEC”) on March 15, 2024 in connection with the solicitation of proxies by our Board of Directors for use at the Company’s 2024 Annual Meeting of Shareholders, scheduled for April 26, 2024 at 8:30 a.m. Hawaii Standard Time (the “Annual Meeting”). These supplemental proxy materials, which are being filed with the SEC on April 5, 2024, should be read in conjunction with the Proxy Statement. All of the information in the Proxy Statement continues to apply except as amended or supplemented by this supplement.

Proposal 1 - Election of Directors.

We are providing this supplement in order to give the Company’s perspective on and important context for the feedback provided by the proxy advisory firm Institutional Shareholder Services (“ISS”). ISS has recommended a vote against the election of one of our directors, Kent T. Lucien, due to ISS’ classification of Mr. Lucien as a non-independent director, coupled with his service on the Company’s Nominating and Corporate Governance Committee (“NCGC”) and Audit and Risk Committee (“ARC”). ISS determined that Mr. Lucien is non-independent because he served as an officer of the Company within the last five years – which is a longer lookback period than the three-year period established by the New York Stock Exchange (“NYSE”). Under NYSE standards, Mr. Lucien is an independent director. To avoid even the appearance of a conflict, on April 5, 2024, Mr. Lucien resigned from membership on both the NCGC and the ARC. This supplement updates the Proxy Statement to remove all references in the Proxy Statement to Mr. Lucien’s membership on the ARC and the NCGC, effective as of April 5, 2024. Mr. Lucien will continue to serve as a director of the Company and will stand for election as a director at the Annual Meeting.